Exhibit 8.2

November 15, 2018

Norton Rose Fulbright Canada LLP
Kingsway Financial Services Inc.	Royal Bank Plaza, South Tower, Suite 3800
Suite 400, 45 St. Clair Avenue West	200 Bay Street, P.O. Box 84
Toronto, Ontario M4V 1K9	Toronto, Ontario M5J 2Z4 CANADA
F: +1 416.216.3930
nortonrosefulbright.com

Ladies and Gentlemen:

Kingsway Financial Services Inc. - Registration Statement on Form S-4

We have acted as Canadian counsel to Kingsway Financial Services Inc. (the Company) in connection with its domestication from Ontario, Canada to the State of Delaware (the Domestication) pursuant to Section 181 of the Business Corporations Act (Ontario).

This opinion is being delivered in connection with the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the Commission) on November 15, 2018 (the Registration Statement).

We hereby confirm to you that the statements of Canadian tax law set forth under the heading “U.S. Federal and Canadian Income Tax Considerations – Canadian Income Tax Considerations” in the Registration Statement are our opinion and are accurate in all material respects subject to the assumptions, limitations and qualifications set forth therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours very truly,

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.